Exhibit (a)(5)(D)

National Financial Partners Announces

Results of Cash Tender Offer

NEW YORK, NY – July 8, 2010 – National Financial Partners Corp. (NYSE: NFP), a provider of benefits, insurance and investment services, today announced the results of its cash tender offer for any and all of its outstanding 0.75% Convertible Senior Notes due 2012 (the “Convertible Notes”). The tender offer expired at 12:00 midnight, New York City time, on July 7, 2010.

In accordance with the terms and conditions of the tender offer, and based on the information provided to NFP by D.F. King & Co., Inc., the tender agent for the tender offer, $229.9 million in aggregate principal amount of Convertible Notes, representing approximately 99.96% of the aggregate principal amount of the outstanding Convertible Notes prior to the tender offer, have been validly tendered and not withdrawn in the tender offer. All Convertible Notes validly tendered and not withdrawn have been accepted for payment by NFP. Payment of the aggregate consideration of $220.3 million (including accrued and unpaid interest) will be made in accordance with the terms of the tender offer. After giving effect to the purchase of the tendered Convertible Notes, $100,000 aggregate principal amount of Convertible Notes will remain outstanding.

BofA Merrill Lynch and Goldman, Sachs & Co. acted as dealer managers for the tender offer.

About National Financial Partners Corp.

NFP is a leading independent financial services distribution company. NFP offers high net worth individuals and companies throughout the United States and in Canada comprehensive solutions across corporate and executive benefits, life insurance and wealth transfer, and investment advisory products and services. NFP and its subsidiaries, including NFP Securities, Inc., provide clients with access to objective advice and a choice of insurance and financial products and services.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “propose,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, credit facilities, offerings, tender offers, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations or strategy. These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by our management using currently-available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation: (1) NFP’s ability, through its operating structure, to respond quickly to regulatory, operational or financial situations impacting its businesses; (2) the ability of NFP’s businesses to perform successfully following acquisition, including through cross-selling initiatives, and NFP’s ability to manage its business effectively and profitably through its reportable segments and the principals of its businesses; (3) any losses that NFP may take with respect to dispositions, restructures or otherwise; (4) an economic environment that results in fewer sales of financial products or services; (5) the occurrence of events or circumstances that could be indicators of impairment to goodwill and intangible assets which require NFP to test for impairment, and the impact of any impairments that NFP may take; (6) the impact of the adoption, modification or change in interpretation of certain accounting treatments or policies and changes in underlying assumptions relating to such treatments or policies, which may lead to adverse financial statement results; (7) NFP’s success in acquiring and retaining high-quality independent financial services businesses; (8) the financial impact of NFP’s incentive plans; (9) changes that adversely affect NFP’s ability to manage its indebtedness or capital structure, including changes in interest rates, credit market conditions and general economic factors; (10) securities and capital markets behavior, including fluctuations in the price of NFP’s common stock, continuing volatility in the U.S. financial markets, or the dilutive impact of any capital-raising efforts to finance operations or business strategy; (11) the availability of borrowings and letters of credit to NFP; (12) adverse results, market uncertainty in the financial services industry, or other consequences from litigation, arbitration, regulatory investigations or compliance initiatives, including those related to business practices, compensation agreements with insurance companies, policy rescissions or chargebacks, regulatory investigations or activities within the life settlements industry; (13) adverse developments in the markets in which NFP operates, resulting in fewer sales of financial products and services, including those related to compensation agreements with insurance companies and activities within the life settlements industry; (14) the impact of legislation or regulations in jurisdictions in which NFP’s businesses operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers and the uncertain impact of proposals for legislation regulating the financial services industry; (15) uncertainty regarding the impact of newly-adopted healthcare legislation or resulting changes in business practices of NFP’s subsidiaries that operate in the benefits market; (16) changes in laws, including the elimination or modification of the federal estate tax, changes in the tax treatment of life insurance products, or changes in regulations affecting the value or use of benefits programs, which may adversely affect the demand for or profitability of NFP’s services; (17) developments in the availability, pricing, design or underwriting of insurance products, revisions in mortality tables by life expectancy underwriters or changes in NFP’s relationships with insurance companies; (18) changes in premiums and commission rates or the rates of other fees paid to NFP’s businesses, including life settlements and registered investment advisory fees; (19) the reduction of NFP’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions; (20) the occurrence of adverse economic conditions or an adverse regulatory climate in New York, Florida or California; (21) the loss of services of key members of senior management; and (22) NFP’s ability to effect smooth succession planning. Additional factors are set forth in NFP’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 12, 2010 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 10, 2010. Forward-looking statements speak only as of the date on which they are made. Except for its ongoing obligations under U.S. federal securities laws, NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations:	Media Relations:
Abbe F. Goldstein, CFA	Barbara Willis
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4011	212-301-1039